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                         CONSENT OF INDEPENDENT AUDITORS



The Board of Directors
Safeguard Scientifics, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 33-41853, 33-48579, 33-48462, 2-72362, 33-72559, 33-72560, 333-75499,
333-75501, 333-86777, 333-65092, 333-73284, and 333-69246) on Form S-8 and in
the registration statements (Nos. 333-86675 and 333-32512) on Form S-3 of Safeguard Scientifics, Inc. and subsidiaries of our report dated February 12, 2003, except for Note 22, as to which the date is March 12, 2003, with respect to the consolidated balance sheets of Safeguard Scientifics, Inc. and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of operations, comprehensive loss, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2002, which report appears in the December 31, 2002 annual report on Form 10-K of Safeguard Scientifics, Inc.

Our report contains an explanatory paragraph regarding the adoption of SFAS No. 142, "Goodwill and Intangible Assets," on January 1, 2002, as well as SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended, on January 1, 2001.

/s/ KPMG LLP

Philadelphia, Pennsylvania
March 20, 2003